Exhibit 99.1

Hooper Holmes Announces 2014 Financial Results

OLATHE, Kan.--(BUSINESS WIRE)--March 31, 2015--Hooper Holmes, Inc. (NYSE MKT:HH) today announced financial results for the year ended December 31, 2014.

For the year ended December 31, 2014, consolidated revenues from continuing operations were $28.5 million, an increase of approximately 18% compared to $24.2 million for the full year 2013. The Company’s net loss for the year ended December 31, 2014 totaled $8.5 million, or $(0.12) per share, compared to a net loss of $11.3 million, or $(0.16) per share, for the year ended December 31, 2013.

Results for the year ended December 31, 2014 included $1.9 million of transition costs related to continuing operations, a gain of $1.8 million related to the sale of real estate and a net loss from discontinued operations of $2.6 million.

As of December 31, 2014, cash and cash equivalents totaled $5.2 million, compared to $4.0 million at December 31, 2013, and working capital of $2.9 million, with no borrowings outstanding under the Company’s credit facility.

Consolidated revenues from continuing operations totaled $6.7 million for the fourth quarter of 2014, compared to $9.2 million in the fourth quarter of 2013. The Company recorded a net loss of $1.7 million, or $(0.02) per share, for the fourth quarter of 2014 compared to a net loss of $2.0 million, or $(0.03) per share, for the fourth quarter of 2013.

Commenting on 2014 financial results, Henry E. Dubois, President and CEO of Hooper Holmes, stated: “2014 was a record year for our Health & Wellness business, with the first increase in year-end cash balance since 2010. We grew year over year revenues, delivered positive cash flow and reduced SG&A to our going forward run rate. Our job now is to leverage our assets for growth.”

Conference Call

The Company will host a conference call today, March 31, 2015 at 8:30 a.m. ET to discuss 2014 results. A slide presentation will accompany the conference call and will be available on the Company’s website located at www.hooperholmes.com.

To participate in the conference call, please dial 888-505-4375, or internationally 719-325-2315, conference ID: 6751907 five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 10:30 a.m. CT (11:30 a.m. ET) on March 31, 2015 until 11:00 p.m. CT (midnight ET) on April 7, 2015, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 6751907.

About Hooper Holmes

Hooper Holmes, Inc. mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, insurance companies, employers, government organizations and academic institutions.

This press release contains “forward-looking” statements; as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Revenues	$6,671	$9,217	$28,524	$24,171
Cost of operations	5,544	6,614	21,737	17,767
Gross profit	1,127	2,603	6,787	6,404
Selling, general and administrative expenses	2,226	4,387	14,138	17,571
Gain on sale of real estate	(16)	-	(1,846)	-
Restructuring and impairment charges	55	142	146	1,014
Operating income (loss) from continuing operations	(1,138)	(1,926)	(5,651)	(12,181)
Other expense:
Interest expense	-	(6)	(1)	(86)
Interest income	1	1	1	5
Other (expense) income, net	(84)	(223)	(239)	(399)
	(83)	(228)	(239)	(480)
Income (loss) from continuing operations before taxes	(1,221)	(2,154)	(5,890)	(12,661)
Income tax expense	8	5	23	19
Income (loss) from continuing operations	(1,229)	(2,159)	(5,913)	(12,680)

Discontinued operations:
Gain on sale of subsidiaries, net of adjustments	(464)	(327)	739	3,430
Loss from discontinued operations, net of tax	24	487	(3,301)	(2,025)
(Loss) income from discontinued operations	(440)	160	(2,562)	1,405
Net loss	$(1,669)	$(1,999)	$(8,475)	$(11,275)

Income (loss) per share
Continuing operations:
Basic	$(0.02)	$(0.03)	$(0.08)	$(0.18)
Diluted	(0.02)	(0.03)	(0.08)	(0.18)
Discontinued operations:
Basic	(0.01)	0.00	(0.04)	0.02
Diluted	(0.01)	0.00	(0.04)	0.02
Net loss:
Basic	(0.02)	(0.03)	(0.12)	(0.16)
Diluted	(0.02)	(0.03)	(0.12)	(0.16)

Weighted average number of shares:
Basic and diluted	70,866,603	70,226,295	70,684,452	69,965,814

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,201	$3,970
Accounts receivable, net of allowance for doubtful accounts	3,178	8,398
Inventories	897	596
Other current assets	202	1,597
Assets held for sale	-	2,302
Total current assets	9,478	16,863

Property, plant and equipment, net	3,054	2,953
Other assets	607	1,830
Total assets	13,139	21,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	2,508	3,440
Accrued expenses	4,083	4,036
Total current liabilities	6,591	7,476

Other long term liabilities	1,191	870

Commitments and contingencies

Stockholders' equity:
Common stock	2,835	2,815
Additional paid-in capital	150,747	150,235
Accumulated deficit	(148,154)	(139,679)
	5,428	13,371
Less: Treasury stock at cost	(71)	(71)
Total stockholders' equity	5,357	13,300
Total liabilities and stockholders' equity	$13,139	$21,646

CONTACT:
Hooper Holmes
Henry E. Dubois, President and CEO, 913-764-1045
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400